Exhibit 99.1

Media Contact: Juliana Sheldon

Zeno Group

310-566-3989

Juliana.Sheldon@zenogroup.com

EL POLLO LOCO SIGNS FRANCHISEE TO 20 UNIT EXPANSION

AGREEMENT IN TEXAS, UNVEILS MULTI-YEAR FRANCHISING

INITIATIVE

Costa Mesa, Calif. (August 22, 2014) – El Pollo Loco (Nasdaq: LOCO) signed AA Pollo Inc. to a 20 restaurant franchise development agreement as the first step in a multi-year franchising initiative designed to expand the nation’s leading fire-grilled chicken restaurant chain’s presence in the greater Southwest.

As part of their agreement, AA Pollo Inc. will develop 20 new El Pollo Loco restaurants in Houston, a new development market, and San Antonio. The franchisee company has also purchased six El Pollo Loco restaurants in San Antonio. AA Pollo Inc. is owned by Anil Yadav, a multi-unit franchisee who owns and operates more than 260 restaurants with three brands covering multiple states.

“As El Pollo Loco continues to expand in the greater Southwest, there is no better franchisee with which to align than AA Pollo Inc. under the leadership of Anil Yadav,” said Kay Bogeajis, chief operating officer, El Pollo Loco. “Anil brings with him a passion for our brand, a proven track record for running great restaurants and a dedicated team ready to grow the brand’s presence in Texas. In addition, AA Pollo Inc. will bring existing assets to El Pollo Loco, specifically in the San Antonio market, making our collaboration a tremendous win for both parties.”

Houston was selected as the company’s newest market after thorough research of potential new markets in the Southwest region. In Houston, El Pollo Loco has identified an initial 80 trade areas for potential restaurant development by the company and existing and new franchisees over the next several years. Additionally, the company currently has over 20 sites across the Greater Houston area in various stages of negotiation for company operation.

In addition to Texas, El Pollo Loco will look to expand its presence in California, Nevada and key contiguous new markets. The brand is targeting growth of eight to ten percent per year, which will be achieved through a combination of company, and existing and new franchisee development.

“I’m excited to serve as an El Pollo Loco franchisee during this momentous time for the brand and look forward to helping expand the company’s presence in Texas,” said Anil Yadav, president of AA Pollo Inc. “For more than 30 years, El Pollo Loco has been renowned for delivering hand-prepared, high quality, great tasting meals inspired by authentic Mexican recipes. El Pollo Loco’s growth across the greater Southwest will undoubtedly continue to underscore the brand’s tremendous reputation.”

About El Pollo Loco

El Pollo Loco (Nasdaq: LOCO) is the nation’s leading fire-grilled chicken chain which operates more than 400 company-owned and franchised restaurants in Arizona, California, Nevada, Texas and Utah. El Pollo Loco masterfully citrus-marinates and fire-grills chicken and handcrafts entrees using fresh ingredients inspired by authentic Mexican recipes. Chicken meals are available in individual, family and catering-sized portions. Some say the lengths we go to create fresh, delicious food are crazy. We say it’s Crazy You Can Taste. Visit us on our website at ElPolloLoco.com.

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About AA Pollo Inc.

Headquartered in Fremont, Calif., AA Pollo Inc. is a franchisee of El Pollo Loco Inc., the nation’s leading fire grilled chicken restaurant chain. AA Pollo Inc. is headed by Anil Yadav, a multi-unit franchisee who operates quick and full service restaurants across three brands in Northern California and Texas, including more than 220 Jack in the Box locations.